NEWS RELEASE

Contacts: James E. Braun, CFO Newpark Resources, Inc.

281-362-6800

Ken Dennard, Managing Partner

Dennard Rupp Gray & Easterly, LLC

ksdennard@drg-e.com

713-529-6600

NEWPARK RESOURCES SIGNS CONTRACT IN BRAZIL’S OFFSHORE DEEPWATER MARKET

THE WOODLANDS, TX – December 10, 2008 – Newpark Resources, Inc. (NYSE: NR) today announced that it has formally signed the Lot B contract with Petrobras to provide drilling fluids and services for a deepwater offshore project off the coast of Brazil. The contract is valued at approximately 350 million Brazilian Rais, or approximately $144 million at current exchange rates. Newpark expects the contract to begin generating revenue in early 2009.

Paul Howes, Newpark’s President and Chief Executive Officer, stated, “This contract demonstrates that our investment in Brazil is yielding results as we are now leveraging our presence to the deepwater market. We began providing both fluids and services to land-based rigs there in late 2007, and following the completion of our Brazilian fluids plant in September of this year, we delivered our first product to the offshore deepwater market during the third quarter. We are extremely pleased with our progress in the Brazilian market and believe we are well positioned to operate in this important region going forward.”

Newpark Resources, Inc. is a worldwide provider of drilling fluids, temporary worksites and access roads for oilfield and other commercial markets, and environmental waste treatment solutions. For more information, visit our website at www.newpark.com.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act that are based on management’s current expectations, estimates and projections. All statements that address expectations or projections about the future, including statements about the timing and completion of the proposed sale of the environmental business, Newpark’s strategy for growth, product development, market position, expected expenditures and financial results are forward-looking statements. Some of the forward-looking statements may be identified by words like “expects,” “anticipates,” “plans,” “intends,” “projects,” “indicates,” and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Newpark, particularly its Annual Report on Form 10-K for the year ended December 31, 2007, as well as others, could cause results to differ materially from those stated. These factors include, but are not limited to, the instability and effect of the credit and capital markets on the economy in general and the oil and gas industry in particular; the access to the credit markets by both Newpark and Newpark’s customers; the outlook for drilling activity in North America and the rest of the world: the investigation of the certain accounting matters by the Securities and Exchange Commission; changes in the laws, regulations, policies and economic conditions, including inflation, interest and foreign currency exchange rates, of countries in which Newpark does business; competitive pressures; successful integration of structural changes, including restructuring plans, acquisitions, divestitures and alliances; cost and availability of raw materials, research and development of new products, including regulatory approval and market acceptance; and seasonality of sales of Newpark products. Newpark’s filings with the Securities and Exchange Commission can be obtained at no charge at www.sec.gov, as well as through our website at www.newpark.com.

# # #